EXHIBIT 99.1




 News                                                  SILGAN HOLDINGS INC.
 For Immediate Release                                 4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                           Contact:
                                                           Robert B. Lewis
                                                           (203) 406-3160


                 SILGAN HOLDINGS REPORTS THIRD QUARTER EARNINGS
                      AND INCREASES FULL YEAR 2006 ESTIMATE



STAMFORD, CT, October 19, 2006-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported third quarter 2006 net income of $49.7 million, or $1.31 per diluted share, as compared to third quarter 2005 net income of $45.2 million, or $1.20 per diluted share. The results for 2006 included a benefit of $0.15 per diluted share attributable to tax initiatives implemented in the third quarter, net of fees, reduced by rationalization charges of $0.03 per diluted share net of tax.

"We are pleased with our financial performance in the third quarter of 2006, particularly the solid results from our recently acquired international closures business," said Tony Allott, President and CEO. "As anticipated, food can volumes were negatively impacted by poor growing conditions in California, some of which we expect to shift into the fourth quarter. Plastic volumes strengthened from the second quarter and we continued to benefit from cost reduction initiatives. Our closures business continued to perform well and benefited from the accretive impact of our recent international acquisition," Mr. Allott continued. "As a result of encouraging year-to-date performance, we have increased our earnings estimate for 2006 to a range of $2.56 to $2.61 per diluted share," Mr. Allott concluded.

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SILGAN HOLDINGS
October 19, 2006
Page 2


Net sales for the third quarter of 2006 were $856.4 million, an increase of $58.9 million, or 7.4 percent, as compared to $797.5 million for the same period in 2005. This increase was primarily due to the acquisition of the international closures business and the pass through of higher raw material costs in all three businesses, partially offset by volume declines in the metal food and plastic container businesses.

Income from operations for the third quarter of 2006 was $86.9 million, an increase of $0.8 million as compared to $86.1 million for the third quarter of 2005. This increase was primarily due to the international closures acquisition, offset by rationalization charges, lower volumes in both the metal food and plastic container businesses and inflation in manufacturing costs. The Company also incurred additional professional fees in the third quarter of 2006 for the implementation of certain tax initiatives which were included in selling, general and administrative expenses.

Interest and other debt expense for the third quarter of 2006 was $17.9 million, an increase of $5.3 million as compared to the same period in 2005. This increase was primarily due to higher outstanding borrowings resulting from the international closures acquisition and the effects of higher market interest rates.

The Company's effective tax rate for the third quarter of 2006 was 28.0 percent as compared to 38.4 percent in the same period of 2005. The 2006 effective tax rate was impacted by the cumulative benefit of tax initiatives related to research and development credits completed during the third quarter.

Metal Food Containers

Net sales of the metal food container business were $557.9 million in the third quarter of 2006, a decrease of $15.9 million, or 2.8 percent, as compared to the same quarter a year ago. This decrease was principally due to a decrease in volumes, partially offset by higher average selling prices due to the pass through of higher raw material and other inflationary costs. This volume shortfall was primarily due to poor growing conditions in California, reducing yields for certain

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SILGAN HOLDINGS
October 19, 2006
Page 3


fruits and vegetables and delaying the timing of packing these products. Volume for the fourth quarter of 2006 is expected to include some can units delayed from the third quarter.

Income from operations of the metal food container business decreased in the third quarter of 2006 to $63.5 million as compared to $70.7 million for the same period in 2005, and operating margin decreased to 11.4 percent from 12.3 percent over the same periods. These decreases resulted primarily from lower unit volumes and incremental rationalization charges in the quarter.

Plastic Containers

Net sales of the plastic container business were $144.0 million in the third quarter of 2006, a decrease of $2.4 million, or 1.6 percent, as compared to the third quarter of 2005. This decrease was primarily a result of a decline in unit volumes as compared with the third quarter of 2005.

Income from operations of the plastic container business for the third quarter of 2006 was $7.2 million as compared to $7.4 million in the third quarter of 2005, and operating margin decreased to 5.0 percent from 5.1 percent over the same periods. Income from operations and operating margin were essentially flat, despite lower unit volumes and incremental rationalization charges in the quarter, as a result of the benefits of continued productivity improvements and cost reduction initiatives.

Closures

Net sales of the closures business were $154.5 million in the third quarter of 2006, an increase of $77.2 million as compared to $77.3 million in the third quarter of 2005. This increase was primarily the result of the international closures acquisition.

Income from operations in the closures business for the third quarter of 2006 increased $9.4 million to $19.9 million, as compared to $10.5 million in the same quarter a year ago. This increase was primarily a result of the effect of a full quarter from the operations of the international closures acquisition and continued cost reductions in the domestic closures business. Operating margin for the third quarter of 2006 decreased to 12.9 percent from 13.6

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SILGAN HOLDINGS
October 19, 2006
Page 4


percent in the prior year period due primarily to the inclusion of the international operations, which generally incur selling, general and administrative expense at a higher percentage of sales as compared to the domestic business.

Nine Months

Net income for the first nine months of 2006 was $83.2 million, or $2.20 per diluted share, as compared to net income for the first nine months of 2005 of $73.6 million, or $1.96 per diluted share. Results for the first nine months of 2006 included four months of operations of the acquired international closures business, a tax benefit net of fees of $0.15 per diluted share and rationalization charges of $0.18 per diluted share net of tax, as compared with rationalization charges of $0.01 per diluted share net of tax and a loss on early extinguishment of debt of $0.18 per diluted share net of tax in the same period a year ago.

Net sales for the first nine months of 2006 increased $114.8 million, or 6.0 percent, to $2.023 billion as compared to $1.909 billion for the first nine months of 2005. This increase was largely the result of the acquisition of the international closures business, strong volumes in the domestic closures business and higher average selling prices in both the metal food and plastic container businesses primarily as a result of the pass through of higher raw material costs, partially offset by lower volumes in the metal food and plastic container businesses.

Income from operations for the first nine months of 2006 was $166.4 million, a decrease of $2.8 million, or 1.7 percent, from the same period in 2005. The decrease in income from operations was primarily due to the impact of pre-tax rationalization charges of $10.1 million and lower unit volumes in the metal food and plastic container businesses. These decreases were largely offset by the results of the international closures acquisition, strong operational results in the domestic closures business and continued benefits from rationalization and integration activities at manufacturing facilities.

Interest and other debt expense for the first nine months of 2006 was $43.4 million, a decrease of $6.2 million as compared to the first nine months of 2005. This decrease was primarily attributable to the impact of the $11.0 million loss on early extinguishment of debt recorded in

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SILGAN HOLDINGS
October 19, 2006
Page 5


the second quarter of 2005, offset by higher outstanding borrowings due to the international closures acquisition and the effects of higher market interest rates.

Dividend

On September 15, 2006, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on September 1, 2006. This dividend payment aggregated $4.5 million.

Outlook for 2006

Previously, the Company's earnings estimate for the full year 2006 was $2.33 to $2.43 per diluted share, which included estimated full year rationalization charges of $0.22 per diluted share net of tax. Based on the Company's year-to-date financial performance, including the performance of the international closures business in the third quarter, and the outlook for the fourth quarter of 2006, the Company has increased its earnings estimate for 2006 to a range of $2.56 to $2.61 per diluted share, which includes full year estimates for previously announced rationalization plans of $0.22 per diluted share net of tax and the benefit of $0.15 per diluted share resulting from the tax initiatives completed during the third quarter of 2006. The Company is currently reviewing a plan to close an additional metal food container facility, which may be announced in the fourth quarter of 2006 and would result in an additional rationalization charge not currently included in its earnings estimates.

As a result, the Company expects net income per diluted share for the fourth quarter of 2006 to be in the range of $0.37 to $0.42, which includes rationalization charges of $0.05 per diluted share net of tax associated with rationalization activities previously announced. This compares to net income per diluted share of $0.37 in the fourth quarter of 2005.

Additionally, the Company reiterated that it estimates a year-end 2006 debt balance of approximately $900 million as compared to the current debt level of $1,157.4 million.

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SILGAN HOLDINGS
October 19, 2006
Page 6


The Company's current earnings estimates for both the fourth quarter and full year include the impact of the international closures acquisition which is now estimated to be accretive to earnings for the full year.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2006 at 11:00 a.m. eastern time on Thursday, October 19, 2006. The toll free number for domestic callers is (800) 811-7286, and the number for international callers is (913) 981-4902. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on October 27, 2006. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 4743332.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual pro forma net sales of approximately $2.8 billion in 2005. Silgan operates 64 manufacturing facilities in the U.S., Canada and Europe. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading supplier of metal, composite and plastic vacuum closures for food and beverage products in North America and Europe.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                     * * *

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




                                          SILGAN HOLDINGS INC.
                        CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                          For the quarter and nine months ended September 30,
                            (Dollars in millions, except per share amounts)




                                                    Third Quarter           Nine Months
                                                    -------------           -----------
                                                   2006       2005        2006       2005
                                                   ----       ----        ----       ----

  Net sales                                       $856.4     $797.5     $2,023.5   $1,908.7

  Cost of goods sold                               731.2      681.2      1,751.7    1,652.5
                                                  ------     ------     --------   --------

     Gross profit                                  125.2      116.3        271.8      256.2

  Selling, general and administrative expenses      36.6       30.2         95.3       86.5

  Rationalization charges                            1.7        --          10.1        0.5
                                                  ------     ------     --------   --------

     Income from operations                         86.9       86.1        166.4      169.2

  Interest and other debt expense before loss on
     early extinguishment of debt                   17.9       12.6         43.4       38.6

  Loss on early extinguishment of debt               --         --           --        11.0
                                                  ------     ------     --------   --------

     Interest and other debt expense                17.9       12.6         43.4       49.6

     Income before income taxes                     69.0       73.5        123.0      119.6

  Provision for income taxes                        19.3       28.3         39.8       46.0
                                                  ------     ------     --------   --------

     Net income                                   $ 49.7     $ 45.2     $   83.2   $   73.6
                                                  ======     ======     ========   ========

  Earnings per share:
     Basic net income per share                    $1.33      $1.22        $2.23      $1.99
     Diluted net income per share                  $1.31      $1.20        $2.20      $1.96

  Cash dividends per common share                  $0.12      $0.10        $0.36      $0.30

  Weighted average shares (000's):
     Basic                                        37,411     37,172       37,346     37,059
     Diluted                                      37,926     37,646       37,878     37,573






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




                                  SILGAN HOLDINGS INC.
                  CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                   For the quarter and nine months ended September 30,
                                  (Dollars in millions)


                                         Third Quarter            Nine Months
                                         -------------            -----------
                                         2006      2005         2006        2005
                                         ----      ----         ----        ----


Net sales:
     Metal food containers (a)          $557.9    $573.8      $1,242.7    $1,233.2
     Plastic containers                  144.0     146.4         452.3       461.0
     Closures (a)                        154.5      77.3         328.5       214.5
                                        ------    ------      --------    --------
         Consolidated                   $856.4    $797.5      $2,023.5    $1,908.7
                                        ======    ======      ========    ========

Income from operations:
     Metal food containers (a) (b)      $ 63.5    $ 70.7      $  100.6    $  123.3
     Plastic containers (c)                7.2       7.4          32.8        29.5
     Closures (a)                         19.9      10.5          41.1        24.0
     Corporate                            (3.7)     (2.5)         (8.1)       (7.6)
                                        ------    ------      --------    --------
         Consolidated                   $ 86.9    $ 86.1      $  166.4    $  169.2
                                        ======    ======      ========    ========




                                  SILGAN HOLDINGS INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  (Dollars in millions)



                                                        Sept. 30,         Sept. 30,        Dec. 31,
                                                          2006              2005             2005
                                                          ----              ----             ----

Assets:
     Cash and cash equivalents                          $   27.8          $   63.8         $   20.5
     Other current assets                                  848.9             683.3            500.0
     Property, plant and equipment, net                    874.0             763.2            758.1
     Other assets, net                                     374.8             248.4            252.0
                                                        --------          --------         --------
         Total assets                                   $2,125.5          $1,758.7         $1,530.6
                                                        ========          ========         ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt                $  348.2          $  305.8         $  319.3
     Current and long-term debt                          1,157.4             970.7            700.4
     Other liabilities                                     277.3             201.4            237.5
     Stockholders' equity                                  342.6             280.8            273.4
                                                        --------          --------         --------
         Total liabilities and stockholders' equity     $2,125.5          $1,758.7         $1,530.6
                                                        ========          ========         ========



     (a) Current and prior year results have been restated to present our new Closures segment which includes the newly acquired international closures business.

     (b) Includes rationalization charges of $1.4 million and $7.2 million for the three and nine months ended September 30, 2006, respectively.

     (c) Includes rationalization charges of $0.3 million for the three months ended September 30, 2006 and $2.9 million and $0.5 million for the nine months ended September 30, 2006 and 2005, respectively.